EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 28, 2020

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2020 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE OF $0.17 FOR THE THIRD QUARTER OF 2020, COMPARED TO $0.23 FOR THE SECOND QUARTER OF 2020, AND $0.28 FOR THE THIRD QUARTER OF 2019
◦Current quarter results reflect a net decrease of $0.06 per diluted share related to $3.9 million ($2.9 million after-tax) in merger-related expenses, primarily change in control payments, legal and advisory fees, and technology contract termination charges associated with the acquisition of VSB BANCORP, INC. ("Victory'') as compared to:
▪A net decrease of $0.01 per diluted share in the second quarter of 2020 related to:
•$1.8 million ($1.3 million after-tax) in incremental loan loss provisions related to an increase in estimated loss factors related to the COVID-19 pandemic; and
•$205,000 in merger-related expenses, partially offset by:
• $665,000 ($479,000 after tax) in gains on loans sold; and a
•$618,000 ($445,000 after-tax) reduction in the allowance for loan losses related to the sale of loans; and
▪A net increase of $0.08 per diluted share, in the third quarter of 2019, related to $2.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, and $1.8 million ($1.6 million after-tax) of income related to a recovery on a loan previously charged off
•ACQUISITION OF VICTORY COMPLETED ON JULY 1, 2020, WHICH ADDED TOTAL ASSETS OF $403.0 MILLION, LOANS OF $180.4 MILLION, AND DEPOSITS OF $354.6 MILLION
•NET INTEREST INCOME INCREASED $2.4 MILLION, OR 7.9%, OVER THE SECOND QUARTER OF 2020, AND $3.8 MILLION, OR 13.1%, COMPARED TO THE PRIOR YEAR QUARTER
•REDUCED LOAN DEFERRALS FROM $345.9 MILLION, OR 9.7%, OF TOTAL LOANS AT JUNE 30, 2020, TO $105.6 MILLION, OR 2.8%, AT SEPTEMBER 30, 2020
•THROUGH SEPTEMBER 30, 2020, ORIGINATED OVER 1,000 PAYCHECK PROTECTION PROGRAM ("PPP") LOANS TOTALING $118.5 MILLION (AND ACQUIRED 395 PPP LOANS FROM VICTORY TOTALING $30.0 MILLION).
◦We received loan processing fees of approximately $5.3 million ($1.1 million related to Victory) of which $818,000 has been recognized in earnings through September 30, 2020. The remaining fees will be amortized over the remaining lives of the loans.
•NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.30% AT SEPTEMBER 30, 2020, COMPARED TO 0.29% AT DECEMBER 31, 2019
•CASH DIVIDEND DECLARED OF $0.11 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 25, 2020, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 11, 2020
•STOCK REPURCHASE PROGRAM REINSTATED, WITH APPROXIMATELY 1.45 MILLION SHARES AVAILABLE FOR REPURCHASE

WOODBRIDGE, N.J., OCTOBER 28, 2020 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.17 and $0.50 for the quarter and nine months ended September 30, 2020, respectively, as compared to $0.28 and $0.64 per diluted share for the quarter and nine months ended September 30, 2019, respectively. Earnings for the three and nine months ended September 30, 2020, included merger-related expenses of $2.9 million and $3.3 million, net of tax, respectively, primarily change in control payments, legal and advisory fees, and technology contract termination charges. Additionally, earnings for the nine months ended September 30, 2020, included incremental loan loss provisions of $5.8 million, net of tax, primarily related to increases in estimated loss factors for unemployment, downgrades in loan ratings and increased risks related to loans on forbearance, associated with the Coronavirus Disease 2019 (“COVID-19”) pandemic, a reduction in loan loss provisions of $445,000, net of tax, related to the sale of loans in the quarter ended June 30, 2020, and a gain on sale of loans of $479,000, net of tax. Earnings for the quarter and nine months ended September 30, 2019, included $2.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, as well as $1.6 million, net of tax, of income related to a recovery on a loan previously charged-off.

Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Our team continues to effectively manage through a dynamic and uncertain operating environment while maintaining our conservative and disciplined business model and producing strong financial results. The teamwork and commitment of the entire organization to serve our customers, communities, and stockholders, remains a cornerstone of our “Locally Grown” approach to community banking.” Mr. Klein continued, “Our focus on building relationships has allowed us to substantially increase our net interest income by maintaining our loan yields, lowering our deposit costs, and increasing our interest-earning assets. Mr. Klein noted that the merger and integration of Victory was successfully completed in the third quarter, and the combined organization is well positioned to build market share and realize efficiencies.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has reinstituted our stock repurchase program for up to 1.45 million shares of common stock and declared a cash dividend of $0.11 per common share, payable November 25, 2020, to stockholders of record on November 11, 2020, further demonstrating our commitment to building stockholder value.”
Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2020 and 2019

Net income was $23.9 million and $30.1 million for the nine months ended September 30, 2020 and September 30, 2019, respectively. Significant variances from the comparable prior year period are as follows: a $9.5 million increase in net interest income, an $11.0 million increase in the provision for loan losses, a $3.2 million decrease in non-interest income, a $2.5 million increase in non-interest expense, and a $1.1 million decrease in income tax expense.

Net interest income for the nine months ended September 30, 2020, increased $9.5 million, or 11.4%, to $92.8 million, from $83.3 million for the nine months ended September 30, 2019, primarily due to a $576.2 million, or 13.4%, increase in average interest-earning assets, partially offset by a four basis point decrease in net interest margin to 2.54% from 2.58% for the nine months ended September 30, 2019. The increase in average interest-earning assets was due to increases in average loans outstanding of $324.4 million, average mortgage-backed securities of $247.7 million, average interest-earning deposits in financial institutions of $90.0 million, and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $4.6 million, partially offset by decreases in average other securities of $90.5 million.

The decrease in net interest margin was due to lower yields on interest-earning assets, due to the lower interest rate environment, the origination of lower yielding PPP loans, and excess balance sheet liquidity, partially offset by a decrease in the cost of interest bearing liabilities. Net interest margin for the nine months ending September 30, 2020, was negatively impacted by 4 basis points as a result of excess liquidity on our balance sheet. Yields on interest earning assets decreased 38 basis points to 3.42% for the nine months ended September 30, 2020, from 3.80% for the nine months ended September 30, 2019. The cost of interest bearing liabilities decreased by 41 basis points to 1.11% for the nine months ended September 30, 2020, from 1.52% for the nine months ended September 30, 2019, driven by lower cost of deposits and borrowed funds. Net interest income for the nine months ended September 30, 2020, included loan prepayment income of $1.1 million as compared to $1.2 million for the nine months ended September 30, 2019. Also included in net interest income for the nine months ended September 30, 2019, is $314,000 of interest income recorded on the pay-off of a non-accrual loan.

The provision for loan losses increased by $11.0 million to $10.3 million for the nine months ended September 30, 2020, compared to a negative provision of $750,000 for the nine months ended September 30, 2019. The increase in the provision for loan losses was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic. Year-over-year loan growth also contributed to the increase in the provision. The 2019 negative provision resulted from a $1.8 million recovery on a loan previously charged-off. Net charge-offs were $260,000 for the nine months ended September 30, 2020, as compared to net recoveries of $1.3 million for the quarter ended September 30, 2019, respectively.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a stimulus package signed into law on March 27, 2020, to address economic disruption caused by the COVID-19 pandemic, provides financial institutions with the option to defer adoption of the Financial Accounting Standards Board's Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) until the earlier of the end of the pandemic or December 31, 2020. The Company has elected to defer adoption of ASU No. 2016-13 and its Current Expected Credit Loss methodology (“CECL”). Upon the Company's future adoption of CECL, the change from the incurred loss methodology to the CECL methodology will be recognized through an adjustment to retained earnings, with an effective retrospective implementation date of January 1, 2020.

Non-interest income decreased $3.2 million, or 30.6%, to $7.4 million for the nine months ended September 30, 2020, from $10.6 million for the nine months ended September 30, 2019, primarily due to decreases of: (i) $838,000 in fees and service charges for customer services, related to fees waived due to the COVID-19 pandemic, as well as a decline in overdrafts due to lower consumer spending; (ii) $2.4 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies received in the quarter ended September 30, 2019; and (iii) $1.1 million in gains on trading securities, net. For the nine months ended September 30, 2020, gains on trading securities were $397,000 as compared to gains of $1.5 million for the nine months ended September 30, 2019. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the decreases were a $665,000 gain on the sale of a portfolio of multifamily loans in the quarter ended June 30, 2020, and an increase in other income of $657,000, primarily attributable to an increase in swap fee income.

Non-interest expense increased $2.5 million, or 4.6%, to $57.3 million for the nine months ended September 30, 2020, compared to $54.8 million for the nine months ended September 30, 2019. This is due primarily to: (i) a $1.1 million increase in employee compensation and benefits, related to change-in-control and severance compensation associated with the Victory acquisition, increased salary and benefit expenses due to the addition of Victory personnel, and increased medical benefit costs. Partially offsetting the increase was a decrease in expense related to the Company's deferred compensation plan, which is described above and has no effect on net income, and a decrease in equity award expense related to equity awards that fully vested in June 2019. Additionally there was an increase in data processing costs of $1.9 million, $1.3 million of which relates to a contract termination penalty associated with the completion of Victory's core systems conversion, and an increase in professional fees of $874,000, primarily merger-related costs. Partially offsetting the increases were a $1.3 million decrease in advertising expense, due to fewer marketing campaigns in 2020, and a $651,000 decrease in other non-interest expense, primarily related to a decrease in directors' equity award expense associated with awards that fully vested in June 2019.

The Company recorded income tax expense of $8.6 million for the nine months ended September 30, 2020, compared to $9.7 million for the nine months ended September 30, 2019. The effective tax rate for the nine months ended September 30, 2020, was 26.5% compared to 24.4% for the nine months ended September 30, 2019. The higher effective tax rate for the nine months ended September 30, 2020, is primarily attributable to lower tax exempt income of $2.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies received in the comparative prior year period, and non-deductible merger-related expenses for the nine months ended September 30, 2020.

Comparison of Operating Results for the Three Months Ended September 30, 2020 and 2019

Net income was $8.6 million and $13.1 million for the quarters ended September 30, 2020, and September 30, 2019, respectively. Significant variances from the comparable prior year quarter are as follows: a $3.8 million increase in net interest income, a $1.5 million increase in the provision for loan losses, a $1.7 million decrease in non-interest income, a $6.9 million increase in non-interest expense, and a $1.8 million decrease in income tax expense.

Net interest income for the quarter ended September 30, 2020, increased $3.8 million, or 13.1%, primarily due to a $731.2 million, or 16.4%, increase in average interest-earning assets, partially offset by a seven basis point decrease in net interest margin to 2.50% from 2.57% for the quarter ended September 30, 2019. The increase in average interest-earning assets was due to increases in average loans outstanding of $392.8 million, average mortgage-backed securities of $218.5 million, and average interest-earning deposits in financial institutions of $202.5 million, partially offset by a decrease of $82.4 million in average other securities.

The decrease in net interest margin was due to lower yields on interest-earning assets, due to the lower interest rate environment, the origination of lower yielding PPP loans, and excess balance sheet liquidity, partially offset by a decrease in the cost of interest bearing liabilities. Net interest margin for the quarter ended September 30, 2020, was negatively impacted by 10 basis points as a result of excess liquidity on our balance sheet. Yields on interest earning assets decreased 64 basis points to 3.18% for the quarter ended September 30, 2020, from 3.82% for the quarter ended September 30, 2019. The cost of interest-bearing liabilities decreased 68 basis points to 0.87% for the quarter ended September 30, 2020, from 1.55% for the quarter ended September 30, 2019, driven by lower cost of deposits and borrowed funds. Net interest income for the quarter ended September 30, 2020, included loan prepayment income of $91,000, as compared to $596,000 for the quarter ended September 30, 2019. Also included in net interest income for the quarter ended September 30, 2019, is $314,000 of interest income recorded on the pay-off of a non-accrual loan.

The provision for loan losses increased by $1.5 million to $165,000 for the quarter ended September 30, 2020, from a negative provision of $1.3 million for the quarter ended September 30, 2019. The increase was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, and loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic. Year-over-year loan growth also contributed to the increase in the provision. The 2019 negative provision resulted from a $1.8 million recovery on a loan previously charged-off. Net recoveries were $31,000 for the quarter ended September 30, 2020, compared to net recoveries of $1.5 million for the quarter ended September 30, 2019.

Non-interest income decreased $1.7 million, or 36.1%, to $3.0 million for the quarter ended September 30, 2020, from $4.7 million for the quarter ended September 30, 2019, primarily due to a decrease in income on bank owned life insurance of $2.4 million, attributable to insurance proceeds in excess of the related cash surrender values of the policies received in the quarter ended September 30, 2019, partially offset by an increase of $735,000 in gains on trading securities, net. For the quarter ended September 30, 2020, gains on trading securities, net, included gains of $763,000 related to the Company’s trading portfolio, compared to gains of $28,000 in the comparative prior year quarter. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.
Non-interest expense increased by $6.9 million, or 41.0%, to $23.8 million for the quarter ended September 30, 2020, from $16.9 million for the quarter ended September 30, 2019. The increase was due primarily to an increase of $4.3 million in compensation and employee benefits, related to change-in-control and severance compensation associated with the Victory acquisition, increased salary and benefit expenses due to the addition of Victory personnel, increased medical benefit costs and an increase in expense related to the Company's deferred compensation plan, which has no effect on net income. Additionally, there was a $1.5 million increase in data processing costs, $1.3 million of which relates to a contract termination penalty associated with the completion of Victory's core systems conversion, a $456,000 increase in occupancy expense associated with additional branches from the Victory acquisition, a $355,000 increase in FDIC insurance premiums, and a $278,000 increase in professional fees, primarily merger-related expenses.

The Company recorded income tax expense of $3.1 million for the quarter ended September 30, 2020, compared to $4.8 million for the quarter ended September 30, 2019. The effective tax rate for the quarter ended September 30, 2020, was 26.5% compared to 26.9% for the quarter ended September 30, 2019.

Comparison of Operating Results for the Three Months Ended September 30, 2020, and June 30, 2020

Net income was $8.6 million and $10.8 million for the quarters ended September 30, 2020, and June 30, 2020, respectively. Significant variances from the prior quarter are as follows: a $2.4 million increase in net interest income, a $1.8 million decrease in the provision for loan losses, a $1.2 million decrease in non-interest income, a $5.9 million increase in non-interest expense, and an $804,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2020, increased $2.4 million, or 7.9%, primarily due to a $384.7 million, or 8.0%, increase in average interest-earning assets, partially offset by a three basis point decrease in net interest margin to 2.50% from 2.53% for the quarter ended June 30, 2020. The increase in average interest-earning assets was due to increases in average loans outstanding of $134.9 million, average mortgage-backed securities of $138.4 million, and average interest-earning deposits in financial institutions of $114.2 million, partially offset by a decrease in average other securities of $3.1 million. The decrease in net interest margin was primarily due to lower yields on interest-earning assets which decreased by 25 basis points to 3.18% for the quarter ended September 30, 2020, from 3.43% for the quarter ended June 30, 2020, partially offset by a decrease in the cost of interest-bearing liabilities, which decreased 25 basis points to 0.87% for the quarter ended September 30, 2020, from 1.12% for the quarter ended June 30, 2020. Net interest income for the quarter ended September 30, 2020, included loan prepayment income of $91,000, as compared to $365,000 for the quarter ended June 30, 2020.

The provision for loan losses decreased by $1.8 million to $165,000 for the quarter ended September 30, 2020, from a provision of $1.9 million for the quarter ended June 30, 2020. The decrease was primarily due to less loan growth and lower net-charge-offs, partially offset by an increase in the qualitative factors used in determining the adequacy of the allowance for loan losses related to loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic. Net recoveries were $31,000 and $201,000 for the quarters ended September 30, 2020, and June 30, 2020, respectively.

Non-interest income decreased by $1.2 million to $3.0 million for the quarter ended September 30, 2020, from $4.2 million for the quarter ended June 30, 2020. The decrease was primarily due to a decrease of $863,000 in gains on trading securities, net, and a decrease of $665,000 related to a gain on the sale of a portfolio of multifamily loans in the quarter ended June 30, 2020. For the quarter ended September 30, 2020, gains on trading securities, net, included gains of $763,000 related to the Company’s trading portfolio, compared to gains of $1.6 million for the quarter ended June 30, 2020. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased $5.9 million, or 33.2%, to $23.8 million for the quarter ended September 30, 2020, from $17.9 million for the quarter ended June 30, 2020, primarily due to a $2.9 million increase in employee compensation and benefits, related to change-in-control and severance compensation associated with the Victory acquisition, increased salary and benefit expenses due to the addition of Victory personnel, partially offset by a decrease in expense related to the Company's deferred compensation plan, which has no effect on net income. Additionally, there was a $522,000 increase in occupancy expense associated with additional branches from the Victory acquisition, a $1.4 million increase in data processing costs, $1.3 million of which relates to a contract termination penalty associated with the completion of Victory's core systems conversion, and a $631,000 increase in other non-interest expense.

The Company recorded income tax expense of $3.1 million for the quarter ended September 30, 2020, compared to $3.9 million for the quarter ended June 30, 2020. The effective tax rate for both quarters ended September 30, 2020, and June 30, 2020, was 26.5%.

Financial Condition
Total assets increased $533.5 million, or 10.6%, to $5.59 billion at September 30, 2020, from $5.06 billion at December 31, 2019. The increase was primarily due to increases in cash and cash equivalents of $203.0 million, or 137.3%, loans held-for-investment, net, of $294.5 million, or 8.6%, available-for sale debt securities of $33.1 million, or 2.9%, bank owned life insurance of $8.3 million, or 5.4%, operating lease right-of-use assets of $4.1 million, or 10.4%, goodwill (on the Victory acquisition) of $3.2 million, or 8.3%, and other assets of $5.1 million, or 19.3%. Partially offsetting these increases was an increase in the allowance for loan losses of $10.0 million, or 34.9%, and a decrease in FHLBNY stock of $9.8 million, or 24.8%.

As of September 30, 2020, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 440.4%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $203.0 million, or 137.3%, to $350.8 million at September 30, 2020, from $147.8 million at December 31, 2019, primarily due to $72.9 million acquired from the Victory acquisition and growth in deposits. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $294.5 million to $3.73 billion at September 30, 2020, from $3.44 billion at December 31, 2019, primarily due to an increase in originated loans held-for-investment of $228.4 million, and $180.4 million of loans acquired from the Victory acquisition, partially offset by paydowns. Originated loans held-for-investment, net, totaled $3.22 billion at September 30, 2020, as compared to $2.99 billion at December 31, 2019. The increase was primarily due to an increase in loans originated under the PPP authorized by the CARES Act, of $115.2 million, and an increase in multifamily real estate loans of $88.7 million, or 4.0%, to $2.29 billion at September 30, 2020, from $2.20 billion at December 31, 2019. The PPP loans are administered by the Small Business Administration, which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. As of September 30, 2020, we had originated over 1,000 loans, totaling approximately $118.5 million. PPP provides for lender processing fees that range from 1 to 5% of the final disbursement made to individual borrowers. As of September 30, 2020, we have received loan processing fees of $4.2 million, of which $787,000 has been recognized in earnings year to date and the remainder will be recognized in income over the remaining life of the loans. As part of the Victory acquisition, we acquired 395 PPP loans, totaling approximately $30.0 million for which loan processing fees totaling $1.1 million have been received, of which $31,000 has been recognized in earnings through September 30, 2020.

The following tables detail multifamily real estate originations for the nine months ended September 30, 2020 and 2019 (dollars in thousands):

For the Nine Months Ended September 30, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$309,209	3.61%	60%	88	V	25 to 30 Years
1,500	4.40%	47%	180	F	15 Years
$310,709	3.62%	60%

For the Nine Months Ended September 30, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$296,236	4.16%	56%	92	V	10 to 30 Years
36,178	4.36%	55%	241	F	10 to 30 Years
$332,414	4.18%	56%
Acquired loans increased by $65.0 million to $497.6 million at September 30, 2020, from $432.7 million at December 31, 2019, primarily due to $180.4 million of loans acquired from Victory, partially offset by paydowns of primarily one-to-four family residential and multifamily loans.

Purchased credit-impaired (“PCI”) loans totaled $18.5 million at September 30, 2020, as compared to $17.4 million at December 31, 2019. The increase was due to $3.8 million of PCI loans acquired as part of the Victory acquisition, partially offset by paydowns. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $648,000 and $2.2 million attributable to PCI loans for the three and nine months ended September 30, 2020, respectively, as compared to $1.1 million and $3.1 million for the three and nine months ended September 30, 2019, respectively.

The Company’s available-for-sale debt securities portfolio increased by $33.1 million, or 2.9%, to $1.17 billion at September 30, 2020, from $1.14 billion at December 31, 2019. The increase was primarily attributable to $126.9 million of securities acquired from Victory, partially offset by paydowns, maturities, calls, and sales. At September 30, 2020, $1.07 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $101.2 million in corporate bonds, all of which were considered investment grade at September 30, 2020, $3.2 million in U.S. government agency securities, $229,000 in municipal bonds, and $844,000 in other debt securities.

Total liabilities increased $472.0 million, or 10.8%, to $4.83 billion at September 30, 2020, from $4.36 billion at December 31, 2019. The increase was primarily attributable to an increase in deposits of $712.9 million, partially offset by a decrease in other borrowings of $240.1 million.

Deposits increased $712.9 million, or 20.9%, to $4.12 billion at September 30, 2020, as compared to $3.41 billion at December 31, 2019, due to both the Victory acquisition, which added $354.6 million to total deposits, as well as deposit growth. The increase was attributable to increases of $642.3 million in transaction accounts, $280.4 million in savings accounts, and $56.2 million in money market accounts, partially offset by a decrease of $266.0 million in certificates of deposit.

Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2020	June 30, 2020	December 31, 2019
Transaction:
Non-interest bearing checking	$706,072	$517,441	$387,409
Negotiable orders of withdrawal and interest-bearing checking	897,575	685,988	573,927
Total transaction	1,603,647	1,203,429	961,336
Savings and Money market:
Savings	1,027,596	848,746	747,186
Money market	707,320	634,988	651,159
Total savings	1,734,916	1,483,734	1,398,345
Certificates of deposit:
Brokered deposits	66,696	82,710	259,024
$250,000 and under	562,458	696,043	654,565
Over $250,000	153,447	155,742	134,963
Total certificates of deposit	782,601	934,495	1,048,552
Total deposits	$4,121,164	$3,621,658	$3,408,233

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2020	June 30, 2020	December 31, 2019

Business customers	$993,166	$694,351	$508,901
Municipal customers	$536,172	$429,098	$371,214

Borrowings and securities sold under agreements to repurchase decreased to $616.9 million at September 30, 2020, from $857.0 million at December 31, 2019. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2020 (dollars in thousands):

Year	Amount	Weighted Average Rate
2020	$25,000	1.95%
2021	170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
Thereafter	157,500	1.47%
	$610,000	2.08%
Total stockholders’ equity increased by $61.5 million to $757.4 million at September 30, 2020, from $695.9 million at December 31, 2019. The increase was primarily attributable to common stock issued for the purchase of Victory. The Company issued 3,862,746 shares of common stock in the Victory acquisition at a price of $10.73, which resulted in an increase in equity of $41.4 million. Additionally, there was a $9.7 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, net income of $23.9 million for the nine months ended September 30, 2020, and a $2.0 million increase in equity award activity. The increases were partially offset by $15.1 million in dividend payments.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at September 30, 2020 (dollars in thousands):

Cash and cash equivalents(1)	$332,566
Corporate bonds	$92,387
Multifamily loans(2)	$1,162,767
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$541,768

(1) Excludes $18,273 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At September 30, 2020, the Company and the Bank's estimated CBLR ratios were 13.0% and 12.5%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8%, which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2020, and December 31, 2019 (dollars in thousands):

	September 30, 2020	June 30, 2020	December 31, 2019
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$7,053	$7,089	$7,922
One-to-four family residential	919	814	889
Multifamily	717	722	437
Home equity and lines of credit	178	181	185
Total non-accrual loans	8,867	8,806	9,433
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	401	39	253
One-to-four family residential	1,160	332	265
Multifamily	485	492	—
Home equity and lines of credit	14	115	—
Other	3	—	—
Total loans delinquent 90 days or more and still accruing	2,063	978	518
Total non-performing assets	$10,930	$9,784	$9,951
Non-performing loans to total loans	0.30%	0.27%	0.29%
Non-performing assets to total assets	0.20%	0.19%	0.20%
Loans subject to restructuring agreements and still accruing	$12,941	$13,295	$14,143
Accruing loans 30 to 89 days delinquent	$11,712	$16,104	$8,206

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $11.7, $16.0 million, and $8.2 million at September 30, 2020, March 31, 2020, and December 31, 2019, respectively.

The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2020, June 30, 2020, and December 31, 2019 (dollars in thousands):

	September 30, 2020	June 30, 2020	December 31, 2019
Held-for-investment
Real estate loans:
Commercial	$8,447	$12,433	$5,450
One-to-four family residential	905	2,166	1,590
Multifamily	901	75	547
Construction and land	—	98	147
Home equity and lines of credit	427	750	217
Commercial and industrial loans	1,022	482	229
Other loans	10	—	26
Total delinquent accruing loans held-for-investment	$11,712	$16,004	$8,206

PCI Loans (Held-for-Investment)

At September 30, 2020, 20.0% of PCI loans were past due 30 to 89 days, and 42.6% were past due 90 days or more, as compared to 20.9% and 24.3%, respectively, at December 31, 2019.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for an additional 90 days, for a maximum of 180 days on a cumulative and successive basis. At the peak of forbearance, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of September 30, 2020, the Company had approximately $105.6 million, or 85 outstanding loans, (excluding PCI loans) remaining in deferral, representing approximately 2.8% of the Company’s outstanding loan portfolio (excluding PCI loans) as of that date. Loans currently in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

The following table sets forth the property types collateralizing our originated and acquired (excluding PCI) loans and loans in forbearance as of September 30, 2020 (dollars in thousands):

	Loan Portfolio by Property Type at September 30, 2020					Loans in Forbearance for COVID Relief as of September 30, 2020
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate and Multifamily
Multifamily(1)	1,064	$2,379,329	$2,236	54%	64.1%	12	$24,148	$2,012	56%	1.0%
Mixed use (majority of space is non-residential)	238	161,944	680	46%	4.4%	15	12,738	849	50%	7.9%
Retail	94	155,299	1,652	48%	4.2%	11	20,387	1,853	45%	13.1%
Office buildings	117	113,690	972	46%	3.1%	2	897	449	36%	0.8%
Accommodations	14	70,908	5,065	38%	1.9%	9	34,344	3,816	32%	48.4%
Nursing Home	5	27,822	5,564	58%	0.7%	—	—	—	—%	—%
Medical Office Buildings	24	27,397	1,142	64%	0.7%	—	—	—	—%	—%
Industrial and Manufacturing (Office and Plant)	23	19,167	833	45%	0.5%	—	—	—	—%	—%
Warehousing	31	25,179	812	47%	0.7%	—	—	—	—%	—%
Restaurant	25	13,516	541	52%	0.4%	6	2,026	338	45%	15.0%
Religious	17	11,050	650	39%	0.3%	—	—	—	—%	—%
Bank Branch	8	6,724	841	46%	0.2%	—	—	—	—%	—%
Schools/Child Day care	6	5,747	958	37%	0.2%	—	—	—	—%	—%
Automobile	19	6,933	365	53%	0.2%	—	—	—	—%	—%
Funeral Home	3	2,736	912	66%	0.1%	—	—	—	—%	—%
Leisure	4	4,185	1,046	49%	0.1%	1	79	—	7%	1.9%
Car Wash	3	1,215	405	38%	—%	—	—	—	—%	—%
Other	113	68,431	606	54%	1.7%	4	7,227	1,807	44%	10.6%
Total commercial real estate and multifamily	1,808	3,101,272	1,715	53%	83.5%	60	101,846	1,697	44%	3.3%
One-to-four family residential	725	222,578	307	55%	6.0%	4	1,033	258	62%	0.5%
Home equity and lines of credit	1,771	98,550	56	48%	2.7%	4	362	91	46%	0.4%
Construction and land	48	78,941	1,645	40%	2.1%	—	—	—	—%	—%
Commercial and industrial loans	2,173	209,716	97	NM	5.6%	17	2,359	139	NM	1.1%
Other	141	2,092	15	NM	0.1%	—	—	—	—%	—%
Total loans (excluding PCI)	6,666	$3,713,149	557		100.0%	85	$105,600	1,242		2.8%

(1) Property type is apartment units equal or greater than five units.

As of October 26, 2020, loans reported in the table above were in the following status ($ in millions):

	Number of Loans	Amount	Percentage of Total
Returned to contractual monthly payments	34	$29.5	27.9%
In original 90-day forbearance	10	26.3	24.9%
In second 90-day forbearance	18	17.3	16.4%
Forbearance has expired:
Delinquent less than 30 days	18	26.3	24.9%
Delinquent 30 days or more	5	6.2	5.9%
	85	$105.6	100.0%
(1) Forbearance set to expire between October 30, 2020 and January 1, 2021.
Of the 23 loans for which forbearance has expired as of October 26, 2020, $22.2 million are loans secured by accommodations (hotels or motels), $2.8 million are loans secured by mixed-use properties (majority of space is non-residential), $3.9 million are in the retail industry, and $1.3 million are in the restaurant/catering industry, with the remainder being primarily multifamily properties.

About Northfield Bank

Northfield Bank, founded in 1887, operates 43 full-service banking offices (including six branches from the Victory acquisition of Victory) in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, including Victory, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2020	2019	2020	2020	2019
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8) (9)	0.63%	1.10%	0.85%	0.62%	0.87%
Return on equity (ratio of net income to average equity) (7) (8) (9)	4.59	7.59	6.12	4.45	5.92
Average equity to average total assets	13.66	14.44	13.92	13.89	14.75
Interest rate spread	2.32	2.27	2.31	2.31	2.28
Net interest margin	2.50	2.57	2.53	2.54	2.58
Efficiency ratio(2) (7) (8)	66.77	50.28	51.80	57.25	58.37
Non-interest expense to average total assets	1.74	1.41	1.41	1.48	1.59
Non-interest expense to average total interest-earning assets	1.83	1.50	1.50	1.57	1.70
Average interest-earning assets to average interest-bearing liabilities	127.70	123.91	125.21	125.50	124.86
Asset Quality Ratios:
Non-performing assets to total assets	0.20	0.22	0.19	0.20	0.22
Non-performing loans(3) to total loans(4)	0.30	0.31	0.27	0.30	0.31
Allowance for loan losses to non-performing loans held-for-investment	350.66	270.02	393.70	350.66	270.02
Allowance for loan losses to originated loans held-for-investment, net(5) (9) (10)	1.17	0.94	1.17	1.17	0.94
Allowance for loan losses to total loans held-for-investment, net(6) (9) (10)	1.04	0.84	1.07	1.04	0.84

(1)    Annualized when appropriate.
(2)    The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)    Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.
(4)    Includes originated loans held-for-investment, PCI loans, and acquired loans.
(5)    Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.
(6)    Includes PCI and acquired loans held-for-investment.
(7) The three months and nine months ended September 30, 2020, included merger-related expenses of $3.9 million ($2.9 million after-tax), and $4.3 million ($3.3 million after-tax), respectively. The three months ended June 30, 2020, included merger-related expenses of $205,000.
(8) The three and nine months ended September 30, 2019, included tax-exempt income of $2.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The nine months ended September 30, 2020, included an allowance for loan losses of $8.0 million ($5.8 million after-tax) related to additional factors considered for COVID-19. The three months ended June 30, 2020, included an allowance for loan losses of $1.8 million ($1.3 million after-tax) related to additional factors considered for COVID-19.
(10) Excluding originated PPP loans of $115.2 million, which are fully government guaranteed and do not carry any provision for losses, the allowance for loan losses to total loans held for investment, net, and originated loans held for investment, net, totaled 1.08% and 1.22%, respectively, at September 30,2020, and 1.11% and 1.21%, respectively, at June 30, 2020.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2020	June 30, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$18,273	$13,802	$15,409
Interest-bearing deposits in other financial institutions	332,566	97,098	132,409
Total cash and cash equivalents	350,839	110,900	147,818
Trading securities	10,993	10,094	11,222
Debt securities available-for-sale, at estimated fair value	1,171,430	1,037,489	1,138,352
Debt securities held-to-maturity, at amortized cost	8,106	8,648	8,762
Equity securities	4,502	1,330	3,341
Originated loans held-for-investment, net	3,215,509	3,213,689	2,987,067
Loans acquired	497,640	360,895	432,653
Purchased credit-impaired (PCI) loans held-for-investment	18,468	14,775	17,365
Loans held-for-investment, net	3,731,617	3,589,359	3,437,085
Allowance for loan losses	(38,716)	(38,520)	(28,707)
Net loans held-for-investment	3,692,901	3,550,839	3,408,378
Accrued interest receivable	14,061	13,025	14,609
Bank owned life insurance	161,806	155,197	153,459
Federal Home Loan Bank of New York stock, at cost	29,766	29,462	39,575
Operating lease right-of-use assets	43,600	40,366	39,504
Premises and equipment, net	27,980	25,270	25,659
Goodwill	41,594	38,411	38,411
Other assets	31,262	20,544	26,212
Total assets	$5,588,840	$5,041,575	$5,055,302

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,121,164	$3,621,658	$3,408,233
Securities sold under agreements to repurchase	75,000	75,000	75,000
Federal Home Loan Bank advances and other borrowings	541,905	541,271	782,004
Lease liabilities	48,090	44,781	44,069
Advance payments by borrowers for taxes and insurance	17,329	19,882	20,045
Accrued expenses and other liabilities	27,954	26,407	30,098
Total liabilities	4,831,442	4,328,999	4,359,449
Total stockholders’ equity	757,398	712,576	695,853
Total liabilities and stockholders’ equity	$5,588,840	$5,041,575	$5,055,302

Total shares outstanding	53,124,898	49,263,377	49,175,347
Tangible book value per share (1)	$13.46	$13.67	$13.35
(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $704,000, $659,000, and $769,000 at September 30, 2020, June 30, 2020, and December 31, 2019, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Interest income:
Loans	$37,025	$35,285	$35,343	$107,705	$101,183
Mortgage-backed securities	3,422	5,409	4,304	13,348	14,082
Other securities	541	1,511	777	2,342	5,075
Federal Home Loan Bank of New York dividends	410	396	456	1,443	1,138
Deposits in other financial institutions	59	246	31	262	1,028
Total interest income	41,457	42,847	40,911	125,100	122,506
Interest expense:
Deposits	5,643	10,516	7,473	22,395	31,312
Borrowings	3,206	3,511	3,208	9,934	7,885
Total interest expense	8,849	14,027	10,681	32,329	39,197
Net interest income	32,608	28,820	30,230	92,771	83,309
Provision (recovery) for loan losses	165	(1,300)	1,921	10,269	(750)
Net interest income after provision for loan losses	32,443	30,120	28,309	82,502	84,059
Non-interest income:
Fees and service charges for customer services	1,009	1,286	666	2,795	3,633
Income on bank owned life insurance	894	3,268	865	2,635	5,071
Gains on available-for-sale debt securities	45	123	73	105	337
Gains on trading securities, net	763	28	1,626	397	1,457
Gain on sale of loans	—	—	665	665	—
Other	311	28	343	772	115
Total non-interest income	3,022	4,733	4,238	7,369	10,613
Non-interest expense:
Compensation and employee benefits	13,306	9,033	10,444	31,039	29,890
Occupancy	3,540	3,084	3,018	9,618	9,486
Furniture and equipment	425	280	349	1,107	804
Data processing	3,058	1,517	1,612	6,130	4,217
Professional fees	1,216	938	1,045	3,370	2,496
Advertising	424	746	343	1,585	2,841
FDIC insurance	360	5	216	576	537
Other	1,459	1,266	828	3,901	4,552
Total non-interest expense	23,788	16,869	17,855	57,326	54,823
Income before income tax expense	11,677	17,984	14,692	32,545	39,849
Income tax expense	3,095	4,845	3,899	8,619	9,735
Net income	$8,582	$13,139	$10,793	$23,926	$30,114
Net income per common share:
Basic	$0.17	$0.28	$0.23	$0.50	$0.64
Diluted	$0.17	$0.28	$0.23	$0.50	$0.64
Basic average shares outstanding	50,707,691	46,631,008	46,837,473	48,131,005	46,808,188
Diluted average shares outstanding	50,719,803	46,979,214	46,871,490	48,210,281	47,178,690

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,722,678	$37,025	3.96%	$3,587,772	$35,343	3.96%	$3,329,893	$35,285	4.20%
Mortgage-backed securities (3)	1,051,606	3,422	1.29	913,203	4,304	1.90	833,071	5,409	2.58
Other securities (3)	125,749	541	1.71	128,818	777	2.43	208,196	1,511	2.88
Federal Home Loan Bank of New York stock	29,762	410	5.48	29,478	456	6.22	29,974	396	5.24
Interest-earning deposits in financial institutions	251,331	59	0.09	137,120	31	0.09	48,841	246	2.00
Total interest-earning assets	5,181,126	41,457	3.18	4,796,391	40,911	3.43	4,449,975	42,847	3.82
Non-interest-earning assets	267,131			300,511			303,406
Total assets	$5,448,257			$5,096,902			$4,753,381

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,550,988	$2,023	0.32%	$2,132,213	$2,894	0.55%	$1,940,764	$5,281	1.08%
Certificates of deposit	889,110	3,620	1.62	1,023,276	4,579	1.80	1,007,163	5,235	2.06
Total interest-bearing deposits	3,440,098	5,643	0.65	3,155,489	7,473	0.95	2,947,927	10,516	1.42
Borrowed funds	617,150	3,206	2.07	675,109	3,208	1.91	643,280	3,511	2.17
Total interest-bearing liabilities	4,057,248	8,849	0.87	3,830,598	10,681	1.12	3,591,207	14,027	1.55
Non-interest bearing deposits	553,654			465,082			382,563
Accrued expenses and other liabilities	93,368			91,957			93,143
Total liabilities	4,704,270			4,387,637			4,066,913
Stockholders' equity	743,987			709,265			686,468
Total liabilities and stockholders' equity	$5,448,257			$5,096,902			$4,753,381

Net interest income		$32,608			$30,230			$28,820
Net interest rate spread (4)			2.32%			2.31%			2.27%
Net interest-earning assets (5)	$1,123,878			$965,793			$858,768
Net interest margin (6)			2.50%			2.53%			2.57%
Average interest-earning assets to interest-bearing liabilities			127.70%			125.21%			123.91%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,594,409	$107,705	4.00%	$3,269,983	$101,183	4.14%
Mortgage-backed securities (3)	973,564	13,348	1.83	725,879	14,082	2.59
Other securities (3)	136,840	2,342	2.29	227,318	5,075	2.98
Federal Home Loan Bank of New York stock	30,167	1,443	6.39	25,587	1,138	5.95
Interest-earning deposits in financial institutions	153,251	262	0.23	63,261	1,028	2.17
Total interest-earning assets	4,888,231	125,100	3.42	4,312,028	122,506	3.80
Non-interest-earning assets	285,787			296,043
Total assets	$5,174,018			$4,608,071

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,229,601	$8,990	0.54%	$1,906,047	$15,452	1.08%
Certificates of deposit	1,008,373	13,405	1.78	1,039,344	15,860	2.04
Total interest-bearing deposits	3,237,974	22,395	0.92	2,945,391	31,312	1.42
Borrowed funds	657,098	9,934	2.02	508,176	7,885	2.07
Total interest-bearing liabilities	$3,895,072	32,329	1.11	$3,453,567	39,197	1.52
Non-interest bearing deposits	467,243			382,686
Accrued expenses and other liabilities	92,820			92,122
Total liabilities	4,455,135			3,928,375
Stockholders' equity	718,883			679,696
Total liabilities and stockholders' equity	$5,174,018			$4,608,071

Net interest income		$92,771			$83,309
Net interest rate spread (4)			2.31%			2.28%
Net interest-earning assets (5)	$993,159			$858,461
Net interest margin (6)			2.54%			2.58%
Average interest-earning assets to interest-bearing liabilities			125.50%			124.86%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.